ZipRealty Announces Second Quarter 2011 Results

Adjusted EBITDA loss of $54,000 compared with Adjusted EBITDA income of $1.3 million in the prior year

Continued progress on corporate reorganization reflected in operating expenses reduced by more than 30% from prior year

Same market net revenues were $23.6 million, a decrease of 25% from the year earlier period

Progress on strategic transition with revised commission rebate policy and plan to expand Powered by Zip program to additional markets

EMERYVILLE, Calif. – August 2, 2011 - ZipRealty, Inc. (NASDAQ: ZIPR) today announced financial results for the second quarter.  Net revenues were $23.6 million, a 37% decrease from the $37.6 million reported in the second quarter last year.  Same market net revenues, which exclude markets closed during the first quarter of 2011, were $23.6 million, a 25% decrease from the $31.6 million in the second quarter last year.  The Company’s net loss for the quarter was $972,000, or $0.05 per share, compared to a net loss of $225,000, or $0.01 per share, in the year-ago period. Adjusted EBITDA for the quarter was a $54,000 loss versus Adjusted EBITDA income of $1.3 million in the second quarter last year.

Lanny Baker, President and CEO of ZipRealty, commented, “We are now six months into the process of realigning ZipRealty toward our two primary goals – achieving profitability and sharpening the focus on our core strengths in customer service, technology and online marketing.  Although Adjusted EBITDA was a small loss for the second quarter, the expense reduction actions undertaken earlier this year are on track to deliver more than $20 million in operating cost reductions, as planned.  With the real estate market in the areas we serve facing continuing pressure and our business in transition, reaching our stated goal of positive Adjusted EBITDA for the year remains a challenge.  However, we remain committed to placing ZipRealty on a profitable footing and plan to manage the business aggressively.  We anticipate that transaction volume and revenue comparisons will begin to improve in the second half of 2011.”

Mr. Baker continued, “Meanwhile, the strategic changes set into motion earlier this year have begun to show encouraging progress.  The new version of the ZipRealty.com website, with a more open design, is attracting more users, ranking higher within search engine results, doing a far better job of showcasing ZipRealty’s all-star agents, and contributing to positive trends in customer acquisition costs.  The elimination of the Company’s standard rebate policy, which will phase in during the third quarter, follows months of successful testing and research, and now positions ZipRealty to enhance both its image and the financial productivity of agents.  Finally, our Powered by Zip initiative can now demonstrate tangible transaction volume and market share results for our first brokerage partners and we have begun to explore expanding the program to additional markets.”

The Company announced the following operating metrics for the second quarter of 2011:

•
The total value of real estate transactions closed decreased to $1.0 billion in the second quarter of 2011 versus $1.6 billion in the same period last year.  The total value of same market real estate transactions closed was $1.0 billion in the second quarter of 2011 versus $1.4 billion in the same period last year.

•
The total number of transactions closed in the second quarter of 2011 was 3,992 compared to 7,100 in the same period last year.  Same market total transactions closed were 3,992 compared to 5,626 in the prior year.

•	Average net transaction revenue per close was $5,558 compared to $5,129 in the same period last year. Same market average net transaction revenue per close was $5,558 compared to $5,422 last year.

•	At June 30, 2011, there were 2,197 ZipRealty agents engaged, down from 3,251 agents at the end of the second quarter last year and 2,422 agents at March 31, 2011.

Balance Sheet & Liquidity

As of June 30, 2011, the Company had approximately $24.1 million of cash, cash equivalents and short-term investments, with no long-term debt.  Relative to March 31, 2011, the Company’s cash, cash equivalents and short-term investments decreased by approximately $2.6 million.

Use of Non-GAAP Financial Measures

To supplement its financial statements presented in accordance with Generally Accepted Accounting Principles (“GAAP”), ZipRealty uses a non-GAAP measure it refers to as Adjusted EBITDA. The Company defines Adjusted EBITDA as net income (loss) less interest income plus interest expense, provision for income taxes, depreciation and amortization expense, stock-based compensation and further adjusted to eliminate the impact of certain items that the Company does not consider reflective of its ongoing core operating performance. This non-GAAP measure is provided to enhance the user's overall understanding of ZipRealty’s current financial performance and its prospects for the future, particularly in comparison to the practices of other reasonably similar firms. ZipRealty believes this non-GAAP measure provides useful information to both management and investors by excluding certain items it believes are not reflective of its core operating results and thus presents a more meaningful basis for comparison between periods.  Further, this non-GAAP measure presents key information the Company uses for planning, forecasting its future operations and as a measure for determining management compensation. The presentation of this additional information should not be considered in isolation or as a substitute for results prepared in accordance with GAAP. A reconciliation of this non-GAAP measure to the most comparable GAAP measure, Net Income (Loss) is provided in the attached tables.

Conference Call Details

A conference call to discuss first quarter financial results will be webcast live on Tuesday, August 2, 2011 at 5:00 p.m. Eastern Time on the investor relations section of ZipRealty’s website, www.ziprealty.com.  Listeners may also access the call by dialing 866-804-6926, passcode: 54450061.  A replay of the call will also be available through August 9, 2011 at 888-286-8010, passcode: 26091154.

About ZipRealty, Inc.

ZipRealty is a leading full-service residential real estate brokerage focused on finding better, faster ways to connect home buyers and sellers with the information, tools and professional services they value to complete their residential real estate transactions. The Company offers a combination of a leading online presence, robust proprietary technology and knowledgeable local real estate professionals in the field. The Company’s award-winning, user-friendly website and mobile applications give its users on-the-go access to comprehensive local Multiple Listing Services home listings data, as well as other relevant market and neighborhood information and tools. The Company's proprietary technology, including its agent productivity platform, helps increase the efficiency of real estate agents while reducing customer acquisition and management costs, allowing the Company to invest in making its value proposition differentiated and more attractive both to home buyers and sellers and to agents. Founded in 1999, the Company operates in 23 major markets in 18 states and the District of Columbia. The Company also has referral arrangements with third-party brokerages in two markets where it does not conduct its own brokerage operations. For more information on ZipRealty, visit www.ziprealty.com or call 1-800-CALL-ZIP.

Cautionary Language

This release contains forward-looking statements within the meaning of the "safe harbor" provisions of the federal securities laws, including, without limitation, statements regarding the Company’s commitment to achieving profitability and sharpening its focus on its core strengths in customer service, technology and online marketing, the Company’s expected operating cost reductions for the year, the Company’s goal of achieving positive Adjusted EBITDA for the year, improvement in revenue and transaction volumes in the second half of 2011, the success of the Company’s new website design, the success of the Company’s elimination of its standard rebate policy, and the success and growth of the Company’s Powered by Zip initiative.  The forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected.  The risks and uncertainties include but are not limited to the Company’s history of losses and expectations concerning future losses, volatility in the real estate market, macroeconomic factors such as unemployment, tight credit, inventory levels, foreclosure processing delays and the impact of government programs, recently announced changes to the Company’s business model and operations that may not realize intended results, the Company’s ability to remain an innovation leader in its industry, to adapt to changes in technologies and practices relating to the nature and use of information, to comply with often complex federal and state laws and regulations concerning its agent classification, compensation, termination and other business practices, to attract, retain and incentivize agents and key personnel, to grow local market share in the face of intense competition, to access leads and MLS listings from third parties that it does not control,  to develop, maintain and protect a strong brand identity, to protect arrangements for diversifying its revenue stream, to manage the growth of technology and control systems, and to successfully integrate new members of the management team, the impact of website advertising and lead generation services on the visit-to-transaction pathway of potential customers, the Company’s pursuit of revenue growth opportunities that may reduce its profit margins, seasonality, systems interruptions, delays and failures, geographic concentration, the protection and defense of the Company’s intellectual property rights, and other risk factors set forth in the Company's Form 10-K for the year ended December 31, 2010. The forward-looking statements included in this release are made as of today’s date and, except as otherwise required by law, ZipRealty does not intend to update these forward-looking statements to reflect events or circumstances after the date hereof.

ZipRealty, Inc.
Consolidated Statements of Operations (unaudited)
(in thousands, except per share amounts and operating data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010

Net transaction revenues	$22,187	$36,415	$40,579	$61,256
Marketing and other revenues	1,388	1,169	2,741	2,116
Net revenues	23,575	37,584	43,320	63,372

Operating costs and expenses
Cost of revenues	12,862	20,995	23,821	36,301
Product development	1,969	2,257	3,918	4,672
Sales and marketing	7,281	11,645	15,436	22,411
General and administrative	2,450	2,990	4,807	6,599
Restructuring charges, net	-	-	2,264	-
Total operating costs and expenses	24,562	37,887	50,246	69,983

Loss from operations	(987)	(303)	(6,926)	(6,611)
Interest income	15	78	43	167
Loss before income taxes	(972)	(225)	(6,883)	(6,444)
Provision for income taxes	-	-	-	-

Net loss	$(972)	$(225)	$(6,883)	$(6,444)

Net loss per share:
Basic and diluted	$(0.05)	$(0.01)	$(0.34)	$(0.32)

Weighted average common shares outstanding:
Basic and diluted	20,549	20,338	20,530	20,381

Supplemental operating data (unaudited)
Number of agents at beginning of period	2,422	3,017	3,403	3,085
Number of agents at end of period	2,197	3,251	2,197	3,251
Total value of real estate transactions closed during period (in billions)	$0.95	$1.61	$1.74	$2.69

Number of transactions closed during period (1)	3,992	7,100	7,628	12,003

Average net revenue per transaction during period (2)	$5,558	$5,129	$5,320	$5,103

Same market total value of real estate transactions closed during period (in billions)	$0.95	$1.37	$1.71	$2.30

Same market number of transactions closed during period (1)	3,992	5,626	7,420	9,530

Same market average net revenue per transaction during period (2)	$5,558	$5,422	$5,374	$5,399

(1) The term "transaction" refers to each representation of a buyer or seller in a real estate purchase or sale.
(2)  Average net revenue per transaction equals net transaction revenues divided by number of transactions with respect to each period.

Reconciliation of non-GAAP adjusted EBITDA to net loss (unaudited, in thousands)

The Company defines Adjusted EBITDA as net income (loss) less interest income plus interest expense, provision for income taxes, depreciation and amortization expense, stock-based compensation and further adjusted to eliminate the impact of certain items that it does not consider reflective of its ongoing core operating performance.  The Company presents Adjusted EBITDA because it believes it assists investors and analysts in comparing its core operating performance across reporting periods on a consistent basis by excluding items that the Company does not believe are reflective of its core operating performance

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010

GAAP net loss as reported	$(972)	$(225)	$(6,883)	$(6,444)
Add back
Interest income	(15)	(78)	(43)	(167)
Depreciation and amortization	484	567	973	1,170
Stock-based compensation expense	449	1,043	837	1,738
Restructuring charges, net	-	-	2,264	-
Non-GAAP Adjusted EBITDA	$(54)	$1,307	$(2,852)	$(3,703)

ZipRealty, Inc.
Consolidated Balance Sheets (unaudited)
(in thousands, except per share amounts)

	June 30,	December 31,
	2011	2010
Assets
Current assets
Cash and cash equivalents	$19,492	$13,393
Short-term investments	4,573	18,948
Accounts receivable, net of allowance of $143 and $103, respectively	1,939	1,959
Prepaid expenses and other current assets	1,994	2,123

Total current assets	27,998	36,423

Restricted cash	390	390
Property and equipment, net	2,577	2,712
Intangible assets, net	14	28
Other assets	268	252

Total assets	$31,247	$39,805

Liabilities and Stockholders' Equity
Current liabilities
Accounts payable	$1,723	$2,275
Accrued expenses and other current liabilities	4,871	7,450
Accrued restructuring charges	653	-

Total current liabilities	7,247	9,725

Other long-term liabilities	111	179

Total liabilities	7,358	9,904

Stockholders' equity
Common stock: $0.001 par value; 24,158 and 24,136 shares issued and 20,557
and 20,541 outstanding, respectively	24	24
Additional paid-in capital	157,286	156,384
Accumulated other comprehensive income (loss)	(1)	13
Accumulated deficit	(115,808)	(108,925)
Treasury stock, at cost: 3,601 and 3,595 shares, respectively	(17,612)	(17,595)
Total stockholders' equity	23,889	29,901

Total liabilities and stockholders' equity	$31,247	$39,805

ZipRealty, Inc.
Consolidated Statements of Cash Flows (unaudited)
(in thousands)

	Six Months Ended June 30,
	2011	2010

Cash flows from operating activities
Net loss	$(6,883)	$(6,444)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation and amortization	959	1,156
Amortization of intangible assets	14	14
Stock-based compensation expense	837	1,738
Non-cash restructuring charges	54	-
Provision for doubtful accounts	40	54
Amortization of short-term investment premium (discount)	145	310
Changes in operating assets and liabilities
Accounts receivable	(20)	(1,467)
Prepaid expenses and other current assets	129	399
Other assets	(16)	107
Accounts payable	(552)	1,020
Accrued expenses and other current liabilities	(2,579)	146
Accrued restructuring charges	653	-
Other long-term liabilities	(68)	(85)
Net cash used in operating activities	(7,287)	(3,052)

Cash flows from investing activities
Restricted cash	-	20
Purchases of short-term investments	(4,575)	-
Proceeds from sale or maturity of short-term investments	18,791	1,871
Purchases of property and equipment	(839)	(919)
Net cash provided by investing activities	13,377	972

Cash flows from financing activities
Proceeds from stock option exercises	26	58
Acquisition of treasury stock	(17)	(203)
Net cash provided by (used in) financing activities	9	(145)
Net increase (decrease) in cash and cash equivalents	6,099	(2,225)

Cash and cash equivalents at beginning of period	13,393	23,737

Cash and cash equivalents at end of period	$19,492	$21,512